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                      CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-2858 and No. 333-2636) of The Earthgrains Company of our report dated May 2, 1997 appearing on page 38 of The Earthgrains Company's Annual Report to Shareholders which is incorporated by reference in this Annual Report on Form 10-K.


/s/ Price Waterhouse LLP

PRICE WATERHOUSE LLP

St. Louis, Missouri
June 18, 1997